Exhibit 10.1

AWARD AGREEMENT UNDER THE

VAALCO ENERGY, INC.

2001 STOCK INCENTIVE PLAN

THIS AWARD AGREEMENT (the “Agreement”) is entered into this 12th day of December, 2006 (the “Grant Date”), between VAALCO Energy, Inc., a Delaware corporation (the “Company”) and                      (“Grantee”), pursuant to the provisions of the VAALCO Energy, Inc. 2001 Stock Incentive Plan (the “Plan”). The Plan Administrator of the Company has determined that Grantee is eligible to participate as a Grantee under the Plan, and, to carry out its purposes, has this day authorized the grant, pursuant to the Plan, of the option set forth below to Grantee.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

1. Grant of Option. Subject to all of the terms, conditions and provisions of the Plan and of this Agreement, the Company hereby grants to Grantee a stock option (“Option”) under the Plan pursuant to which Grantee shall have the right and option to purchase from the Company all or any part of an aggregate of              shares of the common stock of the Company, $0.10 par value per share (the “Common Stock”), which shall consist of authorized and unissued or treasury shares.

2. Option Price. The purchase price payable by Grantee to the Company in exercise of the Option shall be $7.97 per share (the “Option Price”), being the Fair Market Value of the Common Stock of the Company on the Grant Date as determined in accordance with the Plan. Upon exercise of the Option, the Grantee shall pay to the Company, in full, the Option Price for the shares of Common Stock issuable pursuant to such exercise with cash, check payable to the Company or Common Stock (valued at Fair Market Value on the date of such exercise), including shares of Common Stock Grantee is entitled to receive upon exercise of the Option. The Company may issue only such number of shares of Common Stock net of the number of shares sufficient to satisfy tax-withholding requirements under the Plan or otherwise.

3. Vesting Date and Option Term. Grantee shall be entitled to exercise that portion of the Option becoming vested pursuant to the schedule set forth below. Grantee shall be entitled to exercise the Option beginning on the applicable “Vesting Date” set forth below for that number of shares of Common Stock determined by multiplying the aggregate number of shares set forth in paragraph (1) hereof by the applicable “Vesting Percentage” set forth below. Any Option which remains unexercised on the 5th anniversary of the Grant Date shall expire (the “Option Term”).

Vesting Date	Vesting Percentage	Cumulative Vesting Percentage
December 12, 2007	33%	33%
December 12, 2008	33%	66%
December 12, 2009	34%	100%

4. Change in Control. Notwithstanding paragraph (3) hereof, upon a Change in Control (as defined hereinafter), all unvested portions of the Option shall automatically vest. For purposes hereof, a “Change in Control” shall have occurred if (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of the Company; (ii) the Company enters into an agreement to merge or consolidate, or is merged with or into or consolidated, with another person or group and, immediately after giving effect to the merger or consolidation, (x) less than 50% of the total voting power of the outstanding capital stock of the surviving or resulting person or group is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, or (y) any “person” or “group” (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the outstanding capital stock of the surviving or resulting person or group; (iii) the Company agrees to sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the Company’s assets (either in one transaction or a series of related transactions) or enters into an agreement to do any of the foregoing; (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the liquidation or dissolution of the Company.

5. Termination of Employment upon Death. Notwithstanding paragraph (3) hereof and subject to Section 2.7 of the Plan, in the event Grantee’s employment with the Company is terminated due to the death of Grantee, all unvested portions of the Option shall automatically vest and shall be exercisable until the earlier of (a) the remaining term of the Option under paragraph (3), and (b) one year following the date of death.

6. Termination of Employment upon Disability or Retirement. Notwithstanding paragraph (3) hereof and subject to Section 2.7 of the Plan, in the event Grantee’s employment with the Company is terminated due to the disability or retirement of Grantee, all unvested portions of the Option shall automatically vest and shall be exercisable until the earlier of (a) the remaining term of the Option under paragraph (3), and (b) one year following the effective date of termination. For purposes hereof, disability of Grantee shall be the physical or mental inability of Grantee to carry out the normal and usual duties of his employment on a full-time basis for an entire period of 120 continuous days together with the reasonable likelihood as determined by the Plan Administrator that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his employment.

7. Termination of Employment for Cause. Notwithstanding paragraph (3) hereof and subject to Section 2.7 of the Plan, if Grantee’s employment is terminated “for cause,” upon written Notice of Termination for cause given by the Company to Grantee, the Option granted hereunder shall terminate and Grantee shall no longer have the right and option to purchase from the Company any vested or unvested portion of the Option. As used herein, “for cause” shall mean any of the following events: (i) willful misconduct or intentional and continual neglect of duties which in the business judgment of the Board of Directors (excluding Grantee) has materially adversely affected the Company; provided, however, that Grantee shall have first received written notice from such Board of Directors advising Grantee of the acts or omissions that constitute the misconduct or neglect of duties, and such misconduct or neglect of duties continues after Grantee shall have had a reasonable opportunity to correct the same; (ii) the commission by the Grantee of an act of fraud or embezzlement; (iii) the commission by the Grantee of any other action with the intent to injure the Company; (iv) theft or conviction of a felony or any crime involving dishonesty or moral turpitude; (v) the Grantee having misappropriated the property of the Company; (vi) the Grantee having willfully violated any law or regulation relating to the business of the Company which results in material injury to the Company; or (vii) willful and continual failure or refusal to substantially perform employment duties (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness); provided, however, that Grantee shall have first received written notice from the Board of Directors advising Grantee of the acts or omissions that constitute the failure or refusal to substantially perform duties, and such failure or refusal continues after Grantee shall have had a reasonable opportunity to correct the same.

For purposes of this paragraph, no act, or failure to act, on Grantee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Grantee shall not be deemed to have been terminated for cause without (i) reasonable notice to Grantee setting forth the reasons for the Company’s intention to terminate for cause and (ii) an opportunity for Grantee, together with his counsel, to be heard before the Board of Directors

Termination for cause shall require the vote of a majority of the members of the Company’s Board of Directors, excluding Grantee.

8. Termination of Employment for Other Reasons. Notwithstanding paragraph (3) hereof, if the Grantee’s employment with the Company is terminated by the Company other than pursuant to paragraphs (4), (5), (6) or (7), all vested portions of the Option shall be exercisable until the earlier of (a) the remaining term of the Option under paragraph (3), and (b) 120 days following the effective date of termination.

9. No Employment Commitment. Grantee acknowledges that neither the grant of the Options nor the execution of this Agreement by the Company shall be interpreted or construed as imposing upon the Company an obligation to retain his services for any stated period of time, which employment shall continue to be at the pleasure of the Company at such compensation as it shall determine, unless otherwise provided in a written employment agreement.

10. Grantee’s Agreement. Grantee expressly and specifically agrees that:

(a) With respect to the calendar year in which any portion of the Option is exercised, the Grantee shall include in his gross income for federal income tax purposes the amount, if any, by which the Fair Market Value (as determined in accordance with the Plan) of the Common Stock issuable on the date of exercise exceeds the option price; and

(b) The grant of the Options is special incentive compensation which shall not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to the Grantee under any pension, thrift, stock or deferred compensation plan of the Company; and

(c) On behalf of Grantee’s beneficiary, such grant shall not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan covering employees of the Company.

11. Other Terms, Conditions and Provisions. The Option herein granted by the Company to Grantee is granted subject to all of the terms, conditions and provisions of the Plan. Grantee hereby acknowledges receipt of a copy of the Plan and the parties agree that the entire text of such Plan be, and it is, hereby incorporated herein by reference as fully as if copied herein in full. Reference to such Plan is therefore made for a full description of the rights and methods of exercise of the Option, the adjustments to be made in the event of changes in the capital structure of the Company, and of all of the other provisions, terms and conditions of the Plan applicable to the Option granted herein. If any of the provisions of this Agreement shall vary from or be in conflict with the Plan, the provisions of the Plan shall be controlling. All capitalized terms not defined in this Agreement shall have the meaning ascribed to it in the Plan.

12. Non-Transferability. The Option granted hereunder is not transferable or assignable by Grantee except by will or the laws of descent and distribution.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

ATTEST:	VAALCO ENERGY, INC.

By:	By:	/s/ Robert L. Gerry, III
Robert L. Gerry, III
Chief Executive Officer

OPTIONEE

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